Exhibit 3.2
APACHE DEEPWATER LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Apache Deepwater LLC, effective as of September 1, 2010, is entered into by Apache Corporation, a Delaware corporation, as the sole member (the “Member”).
On April 13, 2010, the Member formed ZMZ Acquisitions LLC as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.), as amended from time to time (the “Act”), and entered into that certain Limited Liability Company Agreement of ZMZ Acquisitions LLC, dated April 13, 2010 (the “Initial Agreement”). As of April 13, 2010, the limited liability company issued 1,000 Shares (as defined below) to Apache Corporation.
On September 1, 2010, the name of the limited liability company was changed from ZMZ Acquisitions LLC to Apache Deepwater LLC.
The Member now desires to amend and restate the Initial Agreement to set forth its agreement with respect to this limited liability company, and the Member hereby agrees as follows:
1. Name. The name of the limited liability company is Apache Deepwater LLC (the “Company”). The sole member of the Company is Apache Corporation (the “Member”), which owns all of the limited liability company interests in the Company (the “Shares”). The Company is authorized to issue 1,000 Shares, and all Shares shall be uncertificated. As of April 13, 2010, the Company issued 1,000 Shares to the Member.
2. Certificates. The Member, as an authorized person within the meaning of the Act, has heretofore executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. The Member or an officer of the Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including, but not limited to, (i) exploration, production, transportation, processing, and marketing of oil, natural gas, and related products, (ii) acquiring, holding, and operating leases and/or rights-of-way including, without limitation, those situated on the Outer Continental Shelf or otherwise located in the Gulf of Mexico, and (iii) subject to any limitations contained herein, engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing (the “Purposes”).

4. Powers. In furtherance of the Purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
     (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the Purposes;
     (b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
     (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including, without limitation, the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
     (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the Purposes;
     (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the Purposes, and secure the same by mortgage, pledge or other lien on the assets of the Company;
     (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
     (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
     (h) enter into, perform and carry out contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the Purposes;
     (i) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
     (j) enter into partnerships (whether general or limited), limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the Purposes; and

     (k) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
5. Principal Business Office. The principal place of business of the Company shall be located at 2000 Post Oak Boulevard, Suite 100, Houston, Harris County, Texas 77056. Business offices of the Company may be located at such other locations as may thereafter be determined by the Member.
6. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
8. Member. The name of the Member is Apache Corporation.
9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
10. Capital Contribution. The Member was admitted as the Member of the Company upon its execution and delivery of the Initial Agreement. The Member made an initial capital contribution of $1,000.00 to the Company.
11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company with the written consent of other members of the Company, if any.
12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Sections 18-607 and 18-804 of the Act or other applicable law.
14. Powers of the Member. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the terms of this Agreement. In addition to the foregoing, the Member shall have the power to exercise any and all other rights or powers of the Company and to do all lawful acts and things as are not by the Act or this Agreement directed or required to be exercised or done by the Board of Directors.
15. Board of Directors. Subject to Section 14 of this Agreement, the business and affairs of the Company shall be managed by or under the direction of a board of one or more directors (the “Board of Directors”). The Member may, from time to time as it deems advisable, appoint the director(s) of the Company (the “Directors”). Any delegation pursuant to this Section 15 may be revoked at any time by the Member. Each Director is designated a “manager” (within the meaning of the Act) of the Company.
Without the need for any additional consent or other action by any person or entity and notwithstanding any other provision of this Agreement to the contrary, the Company, and any Director on behalf of the Company, is hereby authorized to execute, deliver and perform and any necessary agreements and documents incident to the accomplishment of the Purposes.
16. Meetings of the Board of Directors. The Board of Directors shall hold annual meetings at a location determined by Member. Such annual meetings of the Board of Directors shall be held at such time and at such place as shall be designated by the Chief Executive Officer (the “CEO”) and stated in the notice of the meeting. Notice of the annual meeting stating the place, date and hour of the meeting shall be given to each Director not less than ten (10) days before the date of such annual meeting, either personally, by telephone, by mail, by telegram or by any other means of communication. Special meetings of the Board of Directors may be called by the CEO on three (3) days’ notice to each Director, either personally, by telephone, by mail, by telegram or by any other means of communication; special meetings shall be called by the CEO or Secretary in like manner and on like notice on the written request of one or more of the Directors.
17. Quorum and Acts of the Board of Directors. At all meetings of the Board of Directors a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by this Agreement. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board of Directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.
18. Electronic Communications. Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

19. Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.
20. Officers. The Board of Directors shall appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to such persons. Any number of offices may be held by the same person. The Board of Directors may appoint such other Officers as its shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The salaries, if any, of all Officers shall be fixed by or in the manner prescribed by the Board of Directors. Any Officer may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.
21. Chief Executive Officer. The CEO shall, subject to the direction of the Board of Directors, see that all policies and resolutions of the Board of Directors are carried into effect and shall perform such other duties as shall be assigned to him or her from time to time by the Board of Directors.
22. Chief Operating Officer. The Chief Operating Officer (the “COO”) shall have, subject to the direction of the Board of Directors and the CEO, general control and management of the business of the Company. In the absence of the CEO or in the event of his or her death, inability or refusal to act, the COO shall perform the duties of the CEO and, when so acting, shall have all the powers of and be subject to all restrictions upon the CEO.
23. Presidents. Each President shall perform such duties as shall be assigned to him or her from time to time by the Board of Directors or the CEO. In the absence of the COO or in the event of his or her death, inability or refusal to act, one of the Presidents shall perform the duties of the COO and, when so acting, shall have all the powers of and be subject to all restrictions upon the COO. In the absence of one of the Presidents or in the event of his or her death, inability or refusal to act, the remaining President(s) shall perform such duties assigned to him or her from time to time by the Board of Directors or the CEO. A President shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other Officer.
24. Executive Vice President, Senior Vice Presidents and Vice Presidents. In the absence of a President or in the event of a President’s inability or refusal to act, the Board of Directors, or in case the Board of Directors has failed to act, the CEO or COO shall designate an Executive Vice President to perform the duties of such President and such Executive Vice President, when so acting, shall have all the powers of and be subject to all the restrictions on such President. In the absence of the Executive Vice Presidents or in the event of their deaths, inability or refusal to act, the Vice Presidents in order of seniority, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Executive Vice Presidents, Senior Vice Presidents and all other Vice Presidents shall perform such duties as may be designated by a President, the COO, or the CEO and as may be included within the Executive Vice President’s, Senior Vice President’s or Vice President’s area of authority forming part of his or her title.
25. Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors, the CEO or the President. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President, the CEO and the Board of Directors, at its annual meetings, or when the Board of Directors so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.
26. Secretary. The Secretary shall attend all meetings of the Board of Directors and record all the proceedings of the meetings of the Board of Directors in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the CEO, or as are incident to the office.
27. Assistant Secretary and Assistant Treasurer. The Assistant Secretary or, if more than one, the Assistant Secretaries in order of seniority, and the Assistant Treasurer or, if more than one, the Assistant Treasurers in order of seniority, shall perform the duties of the Secretary and Treasurer, respectively, in the absence or in the event of inability to act of the Secretary or the Treasurer, respectively, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary or Treasurer as the case may be.
28. Binding. The Member, each Director, and each Officer has the authority to bind the Company.
29. Indemnification.
     (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent (collectively, the “Indemnified Persons”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as otherwise provided herein, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 29(a) shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 29 or otherwise.
     (b) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the person is or was an employee (other than an officer) or agent of the Company, or, while serving as an employee (other than an officer) or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Delaware as from time to time in effect. The Company may, to the extent permitted by Delaware law, pay expenses (including, without limitation, attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The provisions of this Section 29(b) shall not constitute a contract right for any such employee or agent.
     (c) If a claim under Section 29(a) is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including, without limitation, the Board of Directors, independent legal counsel, or its members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including, without limitation, its Board of Directors, independent legal counsel, or its members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 29 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, any other agreement, vote of members or otherwise.
     (e) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee, agent or consultant of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.
     (f) If this Section 29 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each director and officer of the Company, as to costs, charges and expenses (including, without limitation, attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 29 that shall not have been invalidated and to the fullest extent permitted by applicable law.
     (g) For purposes of this Section 29, reference to the “Company” shall include, in addition to the Company, any constituent (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger prior to or after the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 29 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.
     (h) The Member and the Company may enter into indemnity contracts with Indemnified Persons and other persons and entities as the Member may determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 29 and containing such other procedures regarding indemnification as are appropriate.
30. Reliance by Indemnified Persons. Indemnified Persons shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Indemnified Person reasonably believes are within such other person’s or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.
31. Fiduciary Duty. To the extent that, at law or in equity, any Indemnified Person has duties (including, without limitation, fiduciary duties) and liabilities relating thereto to the Company or to any other person or entity, any Indemnified Person acting under this Agreement shall not be liable to Company or to any other person or entity for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed to replace such other duties and liabilities of such Indemnified Person.
32. Outside Businesses. The Member, any Director or any Officer, or affiliate thereof, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business with the Company, shall not be deemed wrongful or improper. The Member, Directors or Officers, or any affiliate thereof, shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member, Directors and Officers, or any affiliate thereof, shall have the right to take for its own account (individually or as a partner or a fiduciary) or to recommend to others any such particular investment opportunity.
33. [Reserved]
34. Assignments. The Member may assign in whole or in part its limited liability company interest with the written consent of other members of the Company, if any. If the Member transfers all of its interest in the Company pursuant to this Section 34, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

35. Resignation. The Member may resign from the Company with the written consent of other members of the Company, if any. If the Member is permitted to resign pursuant to this Section 35, an additional member shall be admitted to the Company, subject to Section 36, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
36. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
37. Dissolution.
     (a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the sole Member or the occurrence of any other event that terminates the continued membership of the sole Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy of the Member or the occurrence of any other event described in or contemplated by Section 18-304 of the Act will not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including, without limitation, the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
38. Separability of Provisions. Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
39. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
40. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
41. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 1st day of September 2010.

APACHE CORPORATION
By:	/s/ John. A. Crum
John A. Crum
Co-Chief Operating Officer and President — North America

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